INDEPENDENT AUDITOR’S CONSENT

We hereby consent to the incorporation in this amended Registration Statement on Form S-11, of our report dated May 20, 2011, of Medical Hospitality Group, Inc. relating to the financial statements as of March 31, 2011 and for the period from January 18, 2011 (Inception) to March 31, 2011, and to the reference to our firm under the caption “Experts” in this amended Registration Statement.

/s/ Chapman, Hext & Co., P.C.

Richardson, Texas

July 20, 2011